Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

BLUE ACQUISITION GROUP, INC.,

BLUE MERGER SUB INC.

and

DEL MONTE FOODS COMPANY

Dated as of November 24, 2010

i

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

Exhibits

Exhibit A	Certificate of Incorporation of the Surviving Corporation	A-1

INDEX OF DEFINED TERMS

2005 Indenture	Section 6.13(b)
2009 Indenture	Section 6.13(b)
Acquisition Proposal	Section 6.5(d)(i)
affiliate	Section 9.3(a)
Agreement	Preamble
AIP	Section 5.1(j)
Alternative Acquisition Agreement	Section 6.5(e)(ii)
Anti-Takeover Statute	Section 3.16
Antitrust Law	Section 9.3(b)
beneficially owned	Section 9.3(c)
Book-Entry Shares	Section 2.3(b)
Business Day	Section 9.3(d)
Bylaws	Section 3.2
CBAs	Section 6.6(f)
Certificate of Incorporation	Section 3.2
Certificate of Merger	Section 1.2
Certificates	Section 2.3(b)
Change of Recommendation	Section 6.5(e)(ii)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 3.10(c)
Company	Preamble
Company Board	Recitals
Company Common Stock	Section 2.1(a)
Company Disclosure Schedule	Article III
Company Employees	Section 3.10(a)
Company Plan	Section 3.10(a)
Company Recommendation	Section 3.4
Company Requisite Vote	Section 3.4
Company Securities	Section 3.3(a)
Company Stock Option	Section 2.2(a)
Company Stock Plans	Section 2.2(a)
Confidentiality Agreement	Section 6.4
Contract	Section 3.5(a)
control	Section 9.3(e)
D&O Insurance	Section 6.7(c)
Debt Financing	Section 4.7
Debt Financing Commitments	Section 4.7
Debt Offer	Section 6.13(a)
Deferred Equity Units	Section 2.2(e)
DGCL	Recitals
Dissenting Shares	Section 2.1(d)
DMC	Section 6.13(a)
DTC	Section 2.3(c)
DTC Payment	Section 2.3(c)
Effective Time	Section 1.2
e-mail	Section 9.2
Environmental Laws	Section 3.18(c)(i)
Environmental Permits	Section 3.18(c)(ii)
Equity Financing	Section 4.7
Equity Financing Commitments	Section 4.7
ERISA	Section 3.10(a)
Exchange Act	Section 3.5(b)
Excluded Party	Section 6.5(d)
Financial Advisors	Section 3.21
Financing	Section 4.7

Financing Commitments	Section 4.7
Foreign Merger Control Laws	Section 3.5(b)
GAAP	Section 3.7(b)
Go-Shop Period	Section 6.5(a)
Governmental Entity	Section 3.5(b)
Guarantees	Recitals
Guarantors	Recitals
Hazardous Materials	Section 3.18(c)(iii)
HSR Act	Section 3.5(b)
Indemnified Parties	Section 6.7(a)
Indentures	Section 6.13(b)
KKR/Centerview Confidentiality Agreement	Section 6.4
knowledge	Section 9.3(g)
Leased Real Property	Section 3.13
Licenses	Section 3.6(b)
Liens	Section 3.13
Marketing Period	Section 6.15(a)
Material Adverse Effect	Section 9.3(h)
Material Contract	Section 3.19(a)
Measurement Date	Section 3.3(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
No-Shop Period Start Date	Section 6.5(b)
Notes	Section 6.13(a)
Notice of Superior Proposal	Section 6.5(h)
NYSE	Section 3.5(b)
Offer Documents	Section 6.13(b)
Order	Section 7.1(c)
Owned Real Property	Section 3.13
Parent	Preamble
Parent Expenses	Section 8.6
Parent Fee	Section 8.5(c)
Parent Material Adverse Effect	Section 4.1(a)
Parent Plan	Section 6.6(c)
Parent Related Parties	Section 8.5(d)
PARS	Section 2.2(c)
PARS Agreement	Section 2.2(c)
Paying Agent	Section 2.3(a)
person	Section 9.3(i)
Preferred Stock	Section 3.3(a)
Protected Period	Section 6.6(a)
Proxy Statement	Section 3.15
PSU	Section 2.2(b)
PSU Agreement	Section 2.2(b)
Representatives	Section 6.5(a)
Required Financial Information	Section 6.15(b)
RSU	Section 2.2(d)
Scheduled Leased Real Property	Section 3.19(b)
SEC	Section 3.7(a)
SEC Reports	Section 3.7(a)
Securities Act	Section 3.7(a)
Shares	Section 2.1(a)
Solvent	Section 4.11
Stockholders Meeting	Section 6.2(a)

INDEX OF DEFINED TERMS

(Continued)

subsidiary, subsidiaries	Section 9.3(j)
Superior Proposal	Section 6.5(d)(ii)
Surviving Corporation	Section 1.1
Tax Return	Section 9.3(l)

Taxes	Section 9.3(k)
Termination Date	Section 8.2
Termination Fee	Section 8.5(b)
WARN	Section 5.1(o)

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 24, 2010 (this “Agreement”), among Blue Acquisition Group, Inc., a Delaware corporation (“Parent”), Blue Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Del Monte Foods Company, a Delaware corporation (the “Company”).

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the Delaware General Corporation Law (the “DGCL”), upon the terms and subject to the conditions set forth herein and (ii) approved this Agreement in accordance with the DGCL;

WHEREAS, the respective board of directors of Parent and Merger Sub has each determined that it is in the best interests of their respective stockholders, and the board of directors of each of Parent and Merger Sub has declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each of KKR 2006 Fund L.P., Vestar Capital Partners V, L.P., Centerview Capital, L.P. and Centerview Employees, L.P. (collectively, the “Guarantors”) is entering into a guarantee with the Company (collectively, the “Guarantees”) pursuant to which each of the Guarantors is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1      The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2      Closing; Effective Time.  Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York, at 10:00 a.m. local time, on the second Business Day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article VII (excluding conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions). Notwithstanding the immediately preceding sentence, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (a) any Business Day before or during the Marketing Period as may be specified by Parent on no less than two (2) Business Days’ prior notice to the Company and (b) the final day of the Marketing Period. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time (or subsequent date and time) as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 1.3      Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4      Certificate of Incorporation; Bylaws.

(a)      Subject to Section 6.7(b), at the Effective Time, the certificate of incorporation of the Company shall be amended so that it reads in its entirety as set forth in Exhibit A annexed hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.

(b)      At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time shall, by virtue of the Merger, be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by law.

Section 1.5      Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors and assigns are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal.

ARTICLE II

EFFECTS OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS

Section 2.1      Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)      Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock (“Shares”) described in Section 2.1(b) and any Dissenting Shares, shall be converted into the right to receive $19.00 in cash (the “Merger Consideration”) payable to the holder thereof, without interest, in the manner provided in Section 2.3. All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist. If, between the date of this Agreement and the Effective Time, there is any change in the number of outstanding Shares as a result of a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, Shares, the Merger Consideration shall be equitably adjusted accordingly, without duplication, to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such event;

(b)      Each Share held in the treasury of the Company and each Share owned by Parent or Merger Sub immediately prior to the Effective Time (other than Shares held on behalf of third parties) shall be canceled and shall cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto, and any Shares owned by any wholly owned subsidiary of the Company shall remain outstanding, and no cash or other consideration shall be delivered in exchange therefor;

(c)      Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and, together with any Shares that remain outstanding pursuant to Section 2.1(b), shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

(d)      Such Shares with respect to which appraisal shall have been properly demanded in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such Shares withdraws such holder’s demand for appraisal (in accordance with Section 262(k) of the DGCL) or becomes ineligible for such appraisal, but rather, the holder of the Dissenting Shares shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL. If a holder of Dissenting Shares shall withdraw (in accordance with Section 262(k) of the DGCL) the demand for such appraisal or shall become ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, each of such holder’s Dissenting Shares shall cease to be a Dissenting Share and shall be deemed to be converted into and represent the right to receive the Merger Consideration. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except such rights provided in the preceding two sentences. The Company shall give Parent prompt written notice of any demands received by the Company for appraisal of Shares and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not make any payments with respect to, or compromise or settle any demand for, appraisal without the prior written consent of Parent.

Section 2.2      Stock Options, Performance Shares.

(a)      Immediately prior to the Effective Time, unless otherwise agreed between Parent and any individual holder, each then-outstanding option to purchase Shares (a “Company Stock Option”) granted under any director or employee stock option or compensation plan or arrangement of the Company (collectively, the “Company Stock Plans”), whether or not vested or exercisable, shall become fully vested and exercisable contingent upon the Effective Time, and shall be converted into the right to receive, and the Company shall pay to each former holder of any such fully vested converted Company Stock Option at or promptly after the Effective Time an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per Share of such Company Stock Option and (ii) the number of Shares such holder could have purchased had such holder exercised such Company Stock Option in full immediately prior to the Effective Time.

(b)      Immediately prior to the Effective Time, each then-outstanding performance share unit (“PSU”) shall become fully earned and vested contingent upon the Effective Time with respect to the maximum number of Shares underlying such award as set forth in the terms of the agreement granting such PSU (“PSU Agreement”) and the Company shall pay to each grantee of each PSU, at or promptly after the Effective Time, an amount in cash equal to the Merger Consideration for each such fully vested PSU (which payment shall be deemed to be the issuance of the appropriate number of Shares and receipt of the Merger Consideration, as provided in Section 2.1(a), to the extent required by the terms of such PSU’s PSU Agreement).

(c)      Immediately prior to the Effective Time, each then-outstanding performance accelerated restricted stock unit award (“PARS”) shall become fully earned and vested contingent upon the Effective Time with respect to 100% of the Shares set forth in the terms of the agreement granting such PARS (“PARS Agreement”) and the Company shall pay to each grantee of each PARS, at or promptly after the Effective Time, an amount in cash equal to the Merger Consideration for each such fully earned and vested PARS (which payment shall be deemed to be the issuance of the appropriate number of Shares and receipt of the Merger Consideration, as provided in Section 2.1(a), to the extent required by the terms of such PARS Agreement).

(d)      Immediately prior to the Effective Time, each then-outstanding restricted stock unit or deferred stock unit that vests based on the passage of time, other than PARSs or Deferred Equity Units (“RSU”) shall, to the extent not previously earned and vested, contingent upon the Effective Time, be deemed fully earned and vested, and the Company shall pay to each grantee of each RSU, at or promptly after the Effective Time, an amount in cash equal to the Merger Consideration for each such RSU.

(e)      Immediately prior to the Effective Time, all amounts held in participant accounts and denominated in Company Common Stock under the Company’s AIP Deferred Compensation Plan or the Company’s Non-Employee Director Deferred Compensation Plans, shall become fully vested contingent upon the Effective Time and shall, unless otherwise agreed by Parent and an individual participant in one or more of such plans, be converted into an obligation to pay cash with a value equal to the product of (i) the Merger Consideration and (ii) the number of Shares deemed held in such participant accounts (“Deferred Equity Units”), which shall be deemed to be the issuance of the appropriate number of Shares and receipt of the Merger Consideration, as provided in Section 2.1(a), to the extent required by the terms of the Company’s AIP Deferred Compensation Plan and the Company Stock Plans. Each of the Company’s 2003 and 2005 Non-Employee Director Deferred Compensation Plans, the Del Monte Corporation Executive Deferred Compensation Plan, effective December 20, 2001 (as amended and restated as of December 31, 2004), the Deferred Compensation Plan, effective October 1, 2009 and the elective deferral account of the Company’s AIP Deferred Compensation Plan shall be terminated prior to the Effective Time in accordance with the provisions of Treas. Reg. 1.409A-3(j)(ix)(B) and all obligations thereunder shall be paid at or before the Effective Time.

(f)      Unless a later time for payment is expressly provided in this Section 2.2 or is otherwise agreed to between Parent and an individual holder, the Company shall pay the holders of Company Stock Options, PSUs, PARS, RSUs and Deferred Equity Units the cash payments described in this Section 2.2 promptly after the Effective Time, but in any event not later than the second (2nd) Business Day after the Effective Time.

Section 2.3      Surrender of Shares.

(a)      Prior to the Effective Time, Parent shall enter into an agreement (in a form reasonably acceptable to the Company) with a paying agent reasonably acceptable to the Company to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which the stockholders of the Company shall become entitled pursuant to Section 2.1. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Section 2.1. Such funds may be invested by the Paying Agent as directed by Parent, provided that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses and (ii) such investments shall be in short term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b)      Promptly after the Effective Time and in any event not later than the third Business Day following the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares, which have converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and such Certificate shall then be canceled. Promptly after the Effective Time and in any event not later than the third Business Day following the Effective Time, the Paying Agent shall issue and deliver to each holder of uncertificated Shares represented by book-entry (“Book-Entry Shares”) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) of this Agreement in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

(c)      Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(d)      At any time following the date that is six (6) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it or its designee any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates and Book-Entry Shares and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates and Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates.

(e)      After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer such Certificates shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f)      Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of whom such deduction and withholding was made by Parent or the Paying Agent.

(g)      In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including making an affidavit to that effect and, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure schedule delivered by the Company to Parent and Merger Sub prior to or contemporaneously with the execution of this Agreement (the “Company Disclosure Schedule,” it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent) or as disclosed in the SEC Reports filed and publicly available prior to the date of this Agreement and only as and to the extent disclosed therein (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 3.1      Organization and Qualification.  Each of the Company and its subsidiaries (a) is an entity duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (a)(but solely with respect to the Company’s subsidiaries (other than DMC)), (b)(but solely with respect to the Company’s subsidiaries (other than DMC) and (c), for any such failures to be duly organized or validly existing, to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.2      Certificate of Incorporation and Bylaws.  The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the certificate of incorporation of the Company, as amended to date (the “Certificate of Incorporation”), and the bylaws of the Company (the “Bylaws”) as currently in effect. The Certificate of Incorporation and the Bylaws are in full force and effect.

Section 3.3      Capitalization.

(a)      The authorized capital stock of the Company consists of 500,000,000 Shares and 2,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). At the close of business on November 19, 2010, 2010 (the “Measurement Date”): (i) 195,152,737 Shares were issued and outstanding; (ii) 24,468,885 Shares were held in treasury; (iii) no shares of Preferred Stock were outstanding; (iv) an aggregate of 18,396,116 Shares were subject to or otherwise deliverable in connection with the exercise of outstanding Company Stock Options; (v) there were outstanding PSUs grants that could be settled in up to 3,441,009 Shares; (vi) there were outstanding PARSs grants that could be settled in up to 789,275 Shares; (vii) 377,948 RSUs were outstanding; and (viii) 1,292,258 Deferred Equity Units were outstanding. From the close of business on the Measurement Date until the date of this Agreement, no options to purchase shares of Company Common Stock or Preferred Stock have been granted and no shares of Company Common Stock or Preferred Stock have been issued, except for Shares issued pursuant to the exercise or vesting of Company Stock Options, PSUs, PARS, RSUs and Deferred Equity Units in accordance with their terms. Except as set forth above as of the date of this Agreement, (A) there are no outstanding (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or (3) options or other rights to acquire from the Company or its subsidiaries, and no obligation of the Company or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (1), (2) and (3) are referred to collectively as “Company Securities”), and (B) there are no outstanding obligations of the Company or any subsidiary to repurchase, redeem or otherwise acquire any Company Securities. All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No Shares are owned by any subsidiary of the Company.

(b)      All equity interests of the Company’s subsidiaries are owned by the Company or another wholly-owned subsidiary of the Company free and clear of all Liens. As of the date hereof, except for the Company’s subsidiaries, the Company does not own any capital stock of or other equity interest in, or any interest convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, any other person. Each of the outstanding equity interests of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable (in each case, to the extent applicable) and not subject to preemptive or similar rights. Section 3.3(b) of the Company Disclosure Schedule sets forth each subsidiary of the Company as of the date hereof. As of the date of this Agreement, there are no outstanding (1) securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company’s subsidiaries or (2) options or other rights to acquire from the Company’s subsidiaries, and no obligation of the Company’s subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company’s subsidiaries.

Section 3.4      Authority.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the Company Requisite Vote, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than adoption of this Agreement by the holders of at least a majority of the outstanding Shares on the record date for the Stockholders Meeting (the “Company Requisite Vote”), and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). The Company Board, at a duly called and held meeting, has adopted resolutions: (a) determining that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, and declaring it advisable to enter into this Agreement; (b) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolving to recommend that stockholders of the Company adopt this Agreement (the “Company Recommendation”). The only vote of the stockholders of the Company required to adopt this Agreement and approve the transactions contemplated hereby is the Company Requisite Vote.

Section 3.5      No Conflict; Required Filings and Consents.

(a)      The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not (i) conflict with or violate the certificate of incorporation or bylaws or other equivalent organizational documents of the Company or its subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound, assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or obligation or fee under, any note, bond, mortgage, indenture, contract, agreement, license, lease, sublease or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or result in the creation of any Lien on the Company or any of its subsidiaries or any of their properties or assets, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, Lien, default, loss, right or other occurrence that would not, (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate, have a Material Adverse Effect.

(b)      The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court or other judicial body, commission or other governmental body (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement) and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar law of any jurisdiction (“Foreign Merger Control Laws”), (iii) the applicable requirements of the New York Stock Exchange (“NYSE”), (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate, have a Material Adverse Effect.

Section 3.6      Compliance.

(a)      Neither the Company nor any of its subsidiaries is, and since April 28, 2008 none have been in violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company’s or any of its subsidiaries’ respective properties are bound, except for any such violation which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)      The Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (“Licenses”) from Governmental Entities required to conduct their respective businesses as now being conducted or to own, lease or operate their properties, except for any such Licenses the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. All Licenses of the Company are in full force and effect and no cancellation or suspension of any license is pending, except where the failure to be in full force and effect, the cancellation or the suspension, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.7      SEC Filings; Financial Statements.

(a)      The Company has timely filed or furnished all forms, reports, statements, certifications and other documents (together with all exhibits, amendments and supplements thereto) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since April 27, 2008 (all such forms, reports, statements, certificates and other documents filed since April 27, 2008, collectively, the “SEC Reports”). Each of the SEC Reports, as of its respective date, or if amended prior to the date hereof, as of the date of such amendment, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of its filing date, none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Report has been amended or superseded by a later SEC Report filed prior to the date hereof.

(b)      The financial statements (including all related notes and schedules) of the Company and its subsidiaries included in the SEC Reports present fairly in all material respects the consolidated financial position of the Company and its subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto none of which adjustments are expected to have a Material Adverse Effect) and were prepared in all material respects in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated therein or in the notes thereto). No subsidiary of the Company is subject to periodic reporting requirements of the Exchange Act.

(c)      Since April 28, 2008, subject to any applicable grace periods, the Company has been and is in compliance with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and (ii) the applicable listing and corporate governance rules and regulations of the NYSE, except in the case of clauses (i) and (ii) for any such noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect.

(d)      (i) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and (ii) the Company has disclosed since April 28, 2008 to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, to the knowledge of the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee from April 28, 2008 to the date of this Agreement.

(e)      Except (i) as reflected, accrued or reserved against in (x) the Company’s consolidated balance sheet as of May 2, 2010 (or the notes thereto) included in the Company’s Annual Report on Form 10-K filed prior to the date of this Agreement for the fiscal year ended May 2, 2010, and (y) the Company’s consolidated balance sheet as of August 1, 2010 (or the notes thereto) included in the Company’s Quarterly Report on Form 10-Q filed prior to the date of this Agreement for the fiscal quarter ended August 1, 2010, (ii) for liabilities or obligations incurred in the ordinary course of business since August 1, 2010, (iii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement and (iv) for liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries has any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, of a nature required by GAAP to be disclosed, reserved or reflected in a consolidated balance sheet or the notes thereto, other than those which have not had and would not have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8      Absence of Certain Changes or Events.  From May 2, 2010 through the date of this Agreement, the Company and its subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice. Since May 2, 2010, there has not been: (a) any change, event, occurrence or effect which has had or would reasonably be expected to have a Material Adverse Effect; (b) prior to the date of this Agreement, any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s or any of its subsidiaries’ capital stock, except for (i) quarterly dividends by the Company in the ordinary course of business and (ii) any dividend or distribution by a subsidiary of the Company to the Company or a subsidiary thereof; (c) prior to the date of this Agreement, any redemption, repurchase or other acquisition of any shares of capital stock of the Company or any of its subsidiaries (other than the acquisition of Shares (i) pursuant to the Company’s previously disclosed Share buy-back program, and (ii) tendered by employees or former employees in connection with a cashless exercise of Company Stock Options or in order to pay Taxes in connection with the vesting or exercise of any grants (including Company Stock Options, PSUs, PARS, RSUs and Deferred Equity Units) pursuant to the terms of a Company Stock Plan); (d) prior to the date of this Agreement, any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto; or (e) prior to the date of this Agreement, any material Tax election made by the Company or any of its subsidiaries or any settlement or compromise of any material Tax liability by the Company or any of its subsidiaries, other than in the ordinary course of business.

Section 3.9      Absence of Litigation.  There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, other than any such suit, claim, action, proceeding, arbitration, mediation or investigation that would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award, except for those that would not, (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate, have a Material Adverse Effect.

Section 3.10    Employee Benefit Plans.

(a)      Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material Company Plan. For purposes of this Agreement, “Company Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all stock incentive, fringe benefit, compensation, severance, employment, change-in-control, bonus, deferred compensation, employee loan, vacation or sick pay and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), under which (i) any current or former employee, officer, consultant, independent contractor or director of the Company or any of its subsidiaries (collectively, the “Company Employees”) has any present or future right to benefits which are contributed to, sponsored by or maintained by the Company or any of their respective subsidiaries or (ii) the Company or any of its respective subsidiaries has or has had any present or future liability.

(b)      With respect to each material Company Plan, other than a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), the Company has made available to Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter, if any, received from the Internal Revenue Service, (iii) any summary plan description and other material written communications by the Company or its subsidiaries to Company Employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if applicable.

(c)      Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Plan other than a multiemployer plan (and to the knowledge of the Company, each multiemployer plan) has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986 (the “Code”), and other applicable laws, rules and regulations.

(d)      Except as set forth on Section 3.10(d) of the Company Disclosure Schedules, neither the Company nor any of its subsidiaries has any obligation to contribute to any multiemployer plan. With respect to any multiemployer plan to which the Company or any of its subsidiaries has any liability or contributes (or has within the last six years at any time contributed or had an obligation to contribute): (i) none of the Company or any of its subsidiaries has incurred any material withdrawal liability under Title IV of ERISA which remains unsatisfied; and (ii) to the knowledge of the Company, no such multiemployer plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively).

(e)      Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened.

(f)      Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company has not incurred any liability under Title IV of ERISA that has not been satisfied in full and (ii) to the knowledge of the Company, no condition exists that presents a risk to the Company of incurring any such liability other than liability for premiums due to the Pension Benefit Guaranty Corporation. No written or oral communication has been received from the PBGC in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan in connection with the transactions contemplated under this Agreement.

(g)      Except as would not, individually or in the aggregate, have a Material Adverse Effect, no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Plan that is subject to Section 406 of ERISA or Section 4975 of the Code, as the case may be.

(h)      Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Plan other than a multiemployer plan (and to the knowledge of the Company, each multiemployer plan), which is intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination letter to that effect and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification or exemption.

(i)      Except as set forth in Section 3.10(i) of the Company Disclosure Schedules, the execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement will not (either alone or upon occurrence of any additional or subsequent events) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

(j)      Except as set forth in Section 3.10(j) of the Company Disclosure Schedules or as provided in the terms of this Agreement, no Company Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)): (i) could entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, or (ii) will result in the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans.

(k)      Since January 1, 2005, all Company Stock Options have been granted having an exercise price per Share at least equal to the fair market value of one Share on the date of grant of such Company Stock Option.

Section 3.11    Labor and Employment Matters.  Except as described in Section 3.11 of the Company Disclosure Schedule, neither the Company nor any subsidiary is a party to any collective bargaining agreement with any labor organization or other representative of any Company Employees, nor is any such agreement presently being negotiated by the Company. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) there are no unfair labor practice complaints pending against the Company or any subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority and (b) there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any of its subsidiaries, nor have there been any such strikes, work stoppages, slowdowns, or lockouts within the past three years. Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of the Company, there are no union organizing efforts involving any Company Employees.

Section 3.12    Insurance.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) all insurance policies of the Company and its subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable law and as the Company reasonably has determined to be prudent in accordance with industry practices and (b) neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of such insurance policies.

Section 3.13    Properties.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company or a subsidiary of the Company owns and has good and valid title to all of their respective owned real property (the “Owned Real Property”) and good title to all of its tangible personal property and has good and valid leasehold interests in all of its leased properties, whether as lessee or sublessee (the “Leased Real Property”), in each case, sufficient to conduct its respective businesses as currently conducted, free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (“Liens”) (except in all cases for those permissible under any applicable loan agreements and indentures and for title exceptions, defects, and other Liens, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used by the Company or its subsidiaries), assuming the timely discharge of all obligations owing under or related to the Owned Real Property, the tangible personal property and the Leased Real Property; provided that no representation is made under this Section 3.13 with respect to any Intellectual Property.

Section 3.14    Tax Matters.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) all Tax Returns required to be filed by the Company and its subsidiaries prior to the date hereof have been filed (except those under valid extension) and are true, correct and complete in all material respects, (b) as of the date of this Agreement, all Taxes of the Company and its subsidiaries have been paid or adequately provided for on the most recent financial statements included in the SEC Reports filed prior to the date hereof, (c) no deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of Company or any of its subsidiaries, and there is no outstanding audit, assessment, dispute or claim concerning any Tax liability of the Company or any of its subsidiaries pending or raised by an authority in writing, (d) neither the Company nor any of its subsidiaries has received written notice of any claim with respect to any Taxes, (e) there are no Liens for Taxes (other than Taxes not yet due and payable or Taxes being contested in good faith) upon any of the assets of the Company or any of its subsidiaries, (f) neither the Company nor any of its subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was the Company), (ii) has any liability for the Taxes of any person (other than the Company, or any subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or (iii) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement the parties to which consist exclusively of the Company and its subsidiaries), (g) neither the Company nor any of its subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable, (h) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Company or any of its subsidiaries, and no taxing authority has issued to the Company or any of its subsidiaries any ruling which has continuing effect, (i) neither the Company nor any of its subsidiaries will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) any adjustments pursuant to Section 481 of the Code or any similar provision of state, local or foreign law (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date, (iv) deferred gains arising prior to the Closing Date, or (v) an election pursuant to Section 108(i) of the Code and (j) neither the Company nor any of its subsidiaries has engaged in any “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

Section 3.15    Proxy Statement.  The proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will not, at the date it is first mailed to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives on behalf of Parent or Merger Sub which is contained or incorporated by reference in the Proxy Statement.

Section 3.16    Takeover Statutes.  Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, the Company Board has taken such action such that no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state laws in the United States (including Section 203 of the DGCL) applicable to the Company (collectively, “Anti-Takeover Statute”) is applicable to the Merger or the other transactions contemplated by this Agreement.

Section 3.17    Intellectual Property.  Section 3.17 of the Company Disclosure Schedule sets forth a list, accurate and complete in all material respects, of all patents, registered copyrights and registered trademarks and service marks, and all pending applications with respect to any of the foregoing, that are owned by the Company or any of its subsidiaries and used by the Company or any of its subsidiaries in the conduct of their respective businesses as conducted as of the date hereof. All of such items are owned solely by the Company or any of its subsidiaries, free and clear of all Liens (except in all cases for those Liens disclosed on Section 3.17 of the Company Disclosure Schedule), are subsisting and unexpired, and to the knowledge of the Company, the U.S. issued patents or registrations on such schedule are valid and enforceable, in each case, except as would not individually or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) to the knowledge of the Company, the Company or one its subsidiaries owns or has been granted a license to use all Intellectual Property that the Company or any of its subsidiaries are using in and which ownership and licenses are necessary to the conduct of their respective businesses as currently conducted; (b) there are no pending or, to the knowledge of the Company, threatened claims, actions or proceedings by any person alleging infringement, dilution or misappropriation by the Company or any of its subsidiaries of the Intellectual Property of such person or challenging the validity, enforceability or ownership of, or the right to use, any Intellectual Property owned by the Company or any of its subsidiaries; (c) the conduct of the businesses of the Company and its subsidiaries as currently conducted does not infringe, dilute or misappropriate any Intellectual Property of any person; (d) to the knowledge of the Company, no person is infringing or misappropriating any Intellectual Property owned by the Company or any of its subsidiaries; (e) the Company and its subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets; and (f) no Intellectual Property owned by the Company or any of its subsidiaries is subject to any outstanding order, judgment or decree restricting or limiting the use or licensing thereof by the Company or any of its subsidiaries.

Section 3.18    Environmental Matters.

(a)      Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company and each of its subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits necessary to operate the business as presently operated, and to the knowledge of the Company, there is no condition or circumstance that would reasonably be expected to prevent or interfere with such compliance in the future; (ii) to the knowledge of the Company, Hazardous Materials are not present, except in compliance with Environmental Law or as used in the ordinary course of business, and there have been no releases or threatened releases of Hazardous Materials, at or on any location, including at or on any property currently or formerly owned, leased or operated by the Company or any of its subsidiaries, except under circumstances that are not reasonably likely to result in liability of the Company or any of its subsidiaries under or relating to any applicable Environmental Law; (iii) neither the Company nor any of its subsidiaries has received from a Governmental Entity or any other person a request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar provision of any analogous state, local or foreign statute, or any written notification alleging that it is liable for any release or threatened release of Hazardous Materials at any location, except with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither the Company nor any of its subsidiaries has received any written claim or complaint, or is presently subject to any lawsuit, proceeding or action, relating to noncompliance with Environmental Laws or any other liabilities or obligations pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing; and (v) neither the Company nor any of its subsidiaries has assumed, or provided against, any liability or obligation of any other person under or relating to Environmental Laws except as provided in leases for real property.

(b)      Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in Section 3.5 and this Section 3.18 are the only representations and warranties in this Agreement with respect to Environmental Laws or Hazardous Materials.

(c)      For purposes of this Agreement, the following terms shall have the meanings assigned below:

 (i)        “Environmental Laws” shall mean all foreign, federal, state, or local statutes, regulations, ordinances, codes, or decrees relating to the protection of the environment, including ambient air, soil, surface water or groundwater, natural resources or human health or safety currently in effect.

 (ii)       “Environmental Permits” shall mean all permits, licenses, registrations, approvals, and other authorizations required under applicable Environmental Laws.

 (iii)      “Hazardous Materials” shall mean any substance, waste or material defined or regulated as hazardous, acutely hazardous or toxic or that could reasonably be expected to result in liability under any applicable or relevant Environmental Law currently in effect, including petroleum, petroleum products, pesticides, dioxin, polychlorinated biphenyls, asbestos and asbestos containing materials.

Section 3.19    Contracts.

(a)      Except as set forth in Section 3.19(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its subsidiaries is a party to or bound by any Contract (whether written or oral) (i) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) that is a material contract relating to material Intellectual Property, other than non-exclusive, off-the-shelf software licenses; (iii) that provides for borrowings in excess of $20 million; (iv) that contains provisions that prohibit the Company or any of its subsidiaries from competing in any line of business, which provisions would, after the Effective Time, in addition to applying to the Company and its subsidiaries, also purport to apply to the Parent and its affiliates (other than the Surviving Corporation and its subsidiaries) or (v) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its subsidiaries, prohibits the pledging of the capital stock of the Company or any subsidiary of the Company or prohibits the issuance of guarantees by the Company or any subsidiary of the Company. Each Contract of the type described in this Section 3.19(a), whether or not set forth in Section 3.19(a) of the Company Disclosure Schedule, is referred to herein as a

“Material Contract.” The Company has made available to Parent true and correct copies of all Material Contracts.

(b)      Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Material Contract and Contract relating to Leased Real Property listed on Schedule 3.19(b)(i) (such Leased Real Property, “Scheduled Leased Real Property”) is valid and binding on the Company or one of its subsidiaries and in full force and effect (except to the extent that any Material Contract or Contract relating to Scheduled Leased Real Property expires in accordance with its terms), (ii) the Company and each of its subsidiaries has performed all obligations required to be performed by it to date under each Material Contract and Contract relating to Scheduled Leased Real Property, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company or any of its subsidiaries under any Material Contract or Contract relating to Scheduled Leased Real Property and (iv) no other party to such Material Contract or Contract relating to Scheduled Leased Real Property is, to the knowledge of the Company, in default in any respect thereunder.

Section 3.20    Affiliate Transactions.  Except for director and employment related Material Contracts filed or incorporated by reference as an exhibit to a form, report or other document filed by the Company with the SEC prior to the date hereof, as of the date hereof no executive officer or director of the Company or any of its subsidiaries or any person that beneficially owns 5% of the Shares is a party to any Material Contract with or binding upon the Company or any of its subsidiaries or any of their respective properties or assets that is material to the Company and its subsidiaries, taken as a whole, or has any material interest in any material property owned by the Company or any of its subsidiaries.

Section 3.21    Opinions of Financial Advisors.  Barclays Capital Inc. and Perella Weinberg Partners LP (the “Financial Advisors”) have delivered to the Company Board their written opinions (or oral opinions to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Shares in the Merger is fair, from a financial point of view, to such holders, a signed copy of which opinions have been or will be provided to Parent. It is agreed and understood that such opinions are for the benefit of the Company’s Board of Directors and may not be relied on by Parent or Merger Sub.

Section 3.22    Brokers.  No broker, finder or investment banker (other than the Financial Advisors) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries. The Company has furnished to Parent a true and complete copy of any Contract between the Company and the Financial Advisors, pursuant to which the Financial Advisors could be entitled to any payment from or any right of first offer or similar right with respect to the Company relating to the transactions contemplated hereby.

Section 3.23    No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its subsidiaries with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Neither the Company nor any other person will have or be subject to any liability to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.1    Organization.

(a)      Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and (ii) has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. For purposes of this Agreement a “Parent Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement. The organizational or governing documents of Parent and Merger Sub, as previously provided to the Company, are in full force and effect.

(b)      Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all Liens.

Section 4.2    Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by the boards of directors of Parent and Merger Sub and, immediately following execution of this Agreement, will be duly and validly authorized by all necessary actions by Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, or general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.3    No Conflict; Required Filings and Consents.

(a)      The execution, delivery and performance of this Agreement by Parent and Merger Sub, do not and will not (i) conflict with or violate the respective certificate of incorporation or bylaws (or similar organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or result in the creation of any Liens on Parent or Merger Sub or any of their properties or assets, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)      The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any Foreign Merger Control Law, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.4    Absence of Litigation.  As of the date of this Agreement, there are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not, individually or in the aggregate, have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.5    Proxy Statement.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6      Brokers.  No broker, finder or investment banker will be entitled to any brokerage, finder’s or other fee or commission from the Company prior to the Closing in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.7      Financing.  Parent has delivered to the Company true, complete and correct copies of executed commitment letters from JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Barclays Capital, the investment banking division of Barclays Bank PLC, Morgan Stanley Senior Funding, Inc., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, KKR Corporate Lending LLC and KKR Capital Markets LLC (collectively, the “Debt Financing Commitments”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses and the refinancing of certain outstanding indebtedness of the Company (the “Debt Financing”). Parent has delivered to the Company true, complete and correct copies of the executed commitment letters (collectively, the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which the investor parties thereto have committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). None of the Financing Commitments has been amended or modified prior to the date of this Agreement, as of the date of this Agreement no such amendment or modification is contemplated, and as of the date of this Agreement the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Except for fee letters (complete copies of which have been provided to the Company, with only fee amounts and market flex provisions and other customary threshold amounts redacted; provided, that Parent represents and warrants that the market flex provisions in such fee letters do not permit the imposition of any new conditions (or the expansion of any existing conditions) with respect to the Debt Financing or any reduction in the amount of the Debt Financing) and engagement letters with respect to the Debt Financing, as of the date hereof there are no side letters or Contracts to which Parent or Merger Sub is a party related to the funding or investing, as applicable, of the Financing that could adversely affect the availability of the Financing other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof, and as of the date hereof the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and Merger Sub, as the case may be, and, to the knowledge of Parent and Merger Sub, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments. As of the date hereof, subject to the accuracy of the representations and warranties of the Company set forth in Article III, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent or Merger Sub, any other party thereto under any of the Financing Commitments. As of the date hereof, subject to the accuracy of the representations and warranties of the Company set forth in Article III, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments applicable to it will not be satisfied. Assuming the Financing is funded in accordance with the Financing Commitments, Parent and Merger Sub will have at and after the Closing funds sufficient to (i) pay the Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing, (iii) pay for any refinancing of any outstanding indebtedness of the Company contemplated by this Agreement or the Financing Commitments and (iv) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder.

Section 4.8      Operations of Parent and Merger Sub.  Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 10 shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent.

Section 4.9      Ownership of Shares.  Neither Parent nor Merger Sub beneficially owns any Shares and neither Parent nor Merger Sub holds any rights to acquire or vote any Shares except pursuant to this Agreement. Neither Parent nor Merger Sub is, and at no time during the last three years has been, an “interested stockholder” of the Company, as such quoted terms are defined in Section 203 of the DGCL.

Section 4.10    Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of Parent is necessary to adopt this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred immediately following execution of the Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement or the Merger or the transactions contemplated hereby.

Section 4.11    Solvency.  Assuming (i) satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, (ii) the accuracy of the representations and warranties of the Company set forth in Article III hereof (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any knowledge, materiality or “Material Adverse Effect” qualification or expectation) and (iii) any estimates, projections or forecasts of the Company and its subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable, and after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed the sum of (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.12    Guarantee.  Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Guarantees. As of the date hereof, the Guarantees are in full force and effect and are valid, binding and enforceable obligations of the Guarantors. As of the date hereof, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under the Guarantees.

Section 4.13    Absence of Certain Agreements.  As of the date hereof, neither Parent nor any of its affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or agrees to vote against any Superior Proposal; or (ii) any current employee of the Company has agreed to (x) remain as an employee of the Company or any of its subsidiaries following the Effective Time at compensation levels in excess of levels currently in effect (other than pursuant to any employment Contracts with the Company and its subsidiaries in effect as of the date hereof), (y) contribute or roll-over any portion of such employee’s Shares, Company Stock Options, or other equity awards to the Company or its subsidiaries or Parent or any of its affiliates or (z) receive any capital stock or equity securities of the Company or any of its subsidiaries or Parent or any of its affiliates.

Section 4.14    Interests in Competitors.  As of the date hereof, neither Parent nor Merger Sub owns any interest(s) in any entity or person that derives a substantial portion of its revenues from a line of business within the Company’s principal lines of business.

Section 4.15    No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1      Conduct of Business of the Company Pending the Merger.  The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as expressly permitted by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by law or regulation, or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), the business of the Company and its subsidiaries shall be conducted in their ordinary course of business and the Company shall use its commercially reasonable efforts to preserve substantially intact its business organization, and to preserve in all material respects its present relationships with customers, suppliers and other persons with which it has material business relations; provided, however, that no action by the Company or its subsidiaries with respect to matters specifically addressed by clauses (a)-(p) below shall be deemed a breach of this Section 5.1 unless such action constitutes a breach of such clauses (a)-(p). Between the date of this Agreement and the Effective Time, except as otherwise expressly permitted by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by law or regulation, neither the Company nor any of its subsidiaries shall without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a)      amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

(b)      issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock options, stock appreciation rights, phantom stock, restricted stock units, Deferred Equity Units, performance shares or other similar instruments), of the Company or any of its subsidiaries (except for (i) the issuance of Shares upon the exercise of Company Stock Options, in accordance with the terms of any Company Plan, (ii) the issuance of Shares upon the settlement of PSUs, PARS, RSUs or Deferred Equity Units (and dividend equivalents thereon, if applicable) in accordance with the terms of such instruments or (iii) the issuance of shares by a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company);

(c)      declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (except for (i) ordinary quarterly cash dividends in an amount not to exceed $0.09 per Share with record dates consistent with the record dates for comparable quarterly periods of 2010; provided that no quarterly dividend will be declared with respect to the quarter in which the Effective Time occurs unless the Effective Time is after the record date for such quarter and (ii) any dividend or distribution by a wholly-owned subsidiary of the Company to the Company or a wholly-owned subsidiary of the Company);

(d)      reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (other than the acquisition of Shares tendered by employees or former employees in connection with a cashless exercise of Company Stock

Options or in order to pay Taxes in connection with the vesting, settlement or exercise of any grants (including Company Stock Options, PSUs, PARS, RSUs and Deferred Equity Units) pursuant to the terms of a Company Plan or a Company Stock Plan), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(e)      (i) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, other than (x) purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts which have been made available to Parent prior to the date hereof or (y) acquisitions not exceeding $10,000,000, individually, or $20,000,000, in the aggregate or (ii) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets or properties having a current value in excess of $10,000,000 in the aggregate, in each case, other than sales or dispositions of inventory in the ordinary course of business or of other assets pursuant to existing Contracts which have been made available to Parent prior to the date hereof;

(f)      other than in the ordinary course of business, enter into or amend on terms materially adverse to the Company and its subsidiaries, taken as a whole, fail to renew, cancel or terminate any Material Contract or Contract which if entered into prior to the date hereof would be a Material Contract;

(g)      make or authorize any new capital expenditures that are in the aggregate in excess of the Company’s capital expenditure budget set forth in Section 5.1 of the Company Disclosure Schedule;

(h)      grant any material licenses of Intellectual Property to any person except non-exclusive licenses in the ordinary course of business;

(i)      incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than a wholly-owned subsidiary of the Company or acquisitions permitted by clause (e)(i) above), in each case, other than (A) in the ordinary course of business (including any borrowings under the Company’s existing credit facility and in respect of letters of credit) and (B) in an amount not to exceed $10,000,000;

(j)      except as contemplated by Sections 2.2(e) or 6.6 or except pursuant to any Company Plan or as required by applicable law, (i) increase the compensation or benefits of any of its present or former directors, officers or employees, except as previously contemplated under current open enrollment arrangements for Company Plans that are health benefit plans or for employees of the Company below Director Level III who are promoted in the ordinary course of business consistent with recent past practice of the Company, (ii) grant any severance or termination pay to any present or former director, officer or employee not required to be granted under any Company Plan, or any retention pay (other than cash retention benefits not to exceed $2,000,000 in the aggregate payable to active employees other than officers of the Company, (iii) enter into any employment, consulting or severance agreement or arrangement with any of its present or prospective directors, officers, other employees or individual independent contractors, except for (A) offers of employment to prospective employees (other than a person who would become an employee at Director Level III or above) to be hired to fill a vacant position and (B) agreements with individual independent contractors, in each case at an annual rate of cash compensation not to exceed $150,000 on an individual basis, in the ordinary course of business consistent with the recent past practices of the Company, (iv) loan or advance any money or other property to any present or former director, officer or employee, (v) increase the funding obligation or contribution rate of any Company Plan or (vi) establish, adopt, enter into, amend individually or in the aggregate in any material respect or terminate any Company Plan, excluding the adjustment of the applicable performance targets as necessary for the purposes of calculating performance-based cash bonus awards payable under the Company Annual Incentive Plan (as identified in Section 3.10(a), Item 4 a. of the Company Disclosure Schedule (the “AIP”)) as if the transactions contemplated by this Agreement had not occurred during the Company’s 2011 fiscal year;

(k)      make any material change in any accounting principles or methods, except as may be required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(l)      other than in the ordinary course of business or as required by applicable law, (i) make any material Tax election, (ii) enter into any material settlement or compromise of any material Tax liability, (iii) file any amended Tax Return with respect to any material Tax, (iv) change any method of Tax accounting or Tax accounting period, (v) enter into any closing agreement relating to any material Tax or (vi) surrender any right to claim a material Tax refund;

(m)      settle or compromise any litigation other than settlements or compromises of litigation where the amount paid (less the amount reserved for such matters by the Company) in settlement or compromise, in each case, does not exceed the amount set forth in Section 5.1(m) of the Company Disclosure Schedule and which do not impose any material restrictions on the operations or businesses of the Company and its subsidiaries, taken as a whole;

(n)      except for this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than among wholly-owned subsidiaries of the Company);

(o)      effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (together with any similar state or local law, “WARN”) affecting in whole or in part any site of employment, facility, operating unit or Company Employee, without complying with all provisions of WARN; or

(p)      authorize or agree to take any of the actions described in Sections 5.1(a)-(o).

Section 5.2      Conduct of Business of Parent and Merger Sub Pending the Merger.  Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action that would, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.3      No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1      Proxy Statement.  As soon as reasonably practicable following the date of this Agreement, the Company shall, with the assistance of Parent, prepare and file the Proxy Statement with the SEC. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof and to have the Proxy Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and shall provide Parent with copies of all such comments and correspondence. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response.

Section 6.2      Stockholders Meeting.

(a)      The Company, acting through the Company Board (or a committee thereof), shall (i) as soon as reasonably practicable following confirmation by the SEC that it has no further comments on the Proxy Statement take all action necessary to set a record date for, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (the “Stockholders Meeting”) and (ii) subject to Section 6.5(c), include in the Proxy Statement the Company Recommendation and, use its reasonable best efforts to obtain the Company Requisite Vote. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to call, give notice of or convene the Stockholders Meeting or mail the Proxy Statement, in each case prior to the No-Shop Period Start Date; provided, that the Company shall cause the Proxy Statement to be mailed to the holders of Shares as of the record date established for the Stockholders Meeting as promptly as reasonably practicable after the later of (i) the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement and (ii) the No-Shop Period Start Date.

(b)      Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Stockholders Meeting if this Agreement is terminated.

Section 6.3      Access to Information.  From the date of this Agreement to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and representatives to, afford the officers, employees, and representatives, including financing sources (provided, however, that financing sources may only be provided with material non-public information subject to customary confidentiality undertakings), of Parent reasonable access during normal business hours, consistent with applicable law, to its officers, properties, offices, and other facilities and to all books and records as Parent, through its officers, employees or representatives, including financing sources, may from time to time reasonably request (it being agreed, however, that the foregoing shall not permit Parent or its officers, employees or representatives to conduct any environmental testing or sampling). Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its clients, jeopardize the attorney-client privilege of the Company or its subsidiaries or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply.

Section 6.4      Confidentiality.  Each of Parent and Merger Sub will hold and treat and will cause its officers and employees and will use reasonable best efforts to cause its auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated February 17, 2010 between the Company, Centerview Capital, L.P. and Kohlberg Kravis Roberts & Co. L.P. (the “KKR/Centerview Confidentiality Agreement”) and the Confidentiality Agreement dated February 19, 2010 between the Company and Vestar Capital Partners V, L.P. (together with the KKR/Centerview Confidentiality Agreement, the “Confidentiality Agreements”), which Confidentiality Agreements shall remain in full force and effect in accordance with their respective terms.

Section 6.5      Acquisition Proposals; Go-Shop.

(a)      Go-Shop Period.  Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on the 45th calendar day after the date of this Agreement (the “Go-Shop Period”), the Company and its subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to: (i) initiate, solicit and encourage any inquiry or the making of any proposals or offers that could constitute Acquisition Proposals, including by way of providing access to non-public information to any person pursuant to (but only pursuant to) a confidentiality agreement on customary terms not materially more favorable to such person than those contained in the KKR/Centerview Confidentiality Agreement (it being understood that such confidentiality agreements need not prohibit the making or amendment of an Acquisition Proposal) (an “Acceptable Confidentiality Agreement”); provided that the Company shall promptly make available to Parent and Merger Sub any material non-public information concerning the Company or its subsidiaries that the Company provides to any person given such access that was not previously made available to Parent or Merger Sub, and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any persons or groups of persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals, including through the waiver or release by the Company, at its sole discretion, of any preexisting standstill or similar agreements with any persons solely to the extent necessary to permit such person to make or amend an Acquisition Proposal or otherwise engage with the Company in discussions regarding an Acquisition Proposal or a proposal that could reasonably be expected to lead to an Acquisition Proposal.

(b)      No Solicitation or Negotiation.  Except as expressly permitted by this Section 6.5 (including Section 6.5(c)) and except as may relate to any Excluded Party, the Company and its subsidiaries and their respective officers and directors shall, and the Company shall use its reasonable best efforts to instruct and cause its and its subsidiaries’ other Representatives to, (i) at 12:00 a.m. on the 46th calendar day after the date of this Agreement (the “No-Shop Period Start Date”) immediately cease any discussions or negotiations with any persons that may be ongoing with respect to an Acquisition Proposal and (ii) from the No-Shop Period Start Date until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, not (A) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company or its subsidiaries to any person relating to, or that could reasonably be expected to lead to any Acquisition Proposal, (C) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(c)      Conduct Following No-Shop Period Start Date.  Notwithstanding anything in this Agreement to the contrary but subject to the last sentence of this Section 6.5(c), at any time following the No-Shop Period Start Date and prior to the time, but not after, the Company Requisite Vote is obtained, if the Company receives a written Acquisition Proposal from any person the Company and its Representatives may contact such person solely to clarify the terms and conditions thereof and (i) the Company and its Representatives may provide non-public information and data concerning the Company and its subsidiaries in response to a request therefor by such person if the Company receives from such person an executed Acceptable Confidentiality Agreement; provided that the Company shall promptly make available to Parent and Merger Sub any material non-public information concerning the Company or its subsidiaries that the Company made available to any person given such access which was not previously made available to Parent or Merger Sub, (ii) the Company and its Representatives may engage or participate in any discussions or negotiations with such person regarding such Acquisition Proposal and (iii) the Company Board or any appropriate committee thereof may authorize, adopt, approve, recommend, or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (i) or (ii) or (iii) above, the Company Board or any committee thereof determines in good faith, after consultation with outside counsel, that failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable law and (y) in each such case referred to in clause (i) or (ii) above, the Company Board or any appropriate committee thereof has determined in good faith (after consultation with its financial advisor and outside counsel) that such Acquisition Proposal (together with any other Acquisition Proposals contemplated by the proviso to the definition of “Superior Proposal”, if any, with respect to which discussions or negotiations remain active) either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal, and (z) in the case referred to in clause (iii) above, the Company Board or any appropriate committee thereof determines in good faith (after consultation with its financial advisor and outside counsel) that such Acquisition Proposal (together with any other Acquisition Proposals contemplated by the proviso to the definition of “Superior Proposal”, if any, with respect to which discussions or negotiations remain active) is a Superior Proposal. For the avoidance of doubt, notwithstanding the occurrence of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 6.5(a) with respect to any Excluded Parties, including with respect to any amended proposal submitted by any Excluded Parties following the No-Shop Period Start Date, and the restrictions in Section 6.5(b) shall not apply with respect thereto; provided that the provisions of Section 6.5(g) and (h) shall apply.

(d)      Definitions.  For purposes of this Agreement:

 (i)       “Acquisition Proposal” means any bona fide inquiry, proposal or offer from any person or group of persons other than Parent or one of its subsidiaries for, in one transaction or a series of related transactions, (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any subsidiary or subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole) or (B) the acquisition in any manner, directly or indirectly, of over 15% of the equity securities or consolidated total assets of the Company and its subsidiaries, in each case other than the Merger.

 (ii)      “Excluded Party” means any person, group of persons or group that includes any person (so long as such person and the other members of such group, if any, who were members of such group immediately prior to the No-Shop Period Start Date constitute at least 50% of the equity financing of such group at all times following the No-Shop Period Start Date and prior to the termination of this Agreement) from whom the Company has received during the Go-Shop Period a written Acquisition Proposal that the Company Board or any appropriate committee thereof determines in its good faith judgment prior to the No-Shop Period Start Date, after consultation with the Company’s financial advisor and outside counsel, is, or could reasonably be expected to result in, a Superior Proposal, either individually or taken together with any other Acquisition Proposals contemplated by the proviso to the definition of “Superior Proposal”, if any.

 (iii)      “Superior Proposal” means an Acquisition Proposal (with the percentages set forth in the definition of such term changed from 15% to 50%), that the Company Board or any appropriate committee thereof has determined in its good faith judgment, after consultation with the Company’s financial advisor and outside counsel (A) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial (including the financing terms thereof) and regulatory aspects of the proposal and the person making the proposal, and (B) would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (taking into account the timing of consummation as compared to the transactions contemplated hereby and after giving effect to all of the adjustments which may be offered by Parent and Merger Sub pursuant to Section 6.5(h)); provided, however, that a Superior Proposal may consist of multiple Acquisition Proposals that, taken together, satisfy all of the requirements set forth in this definition.

(e)      No Change in Recommendation or Alternative Acquisition Agreement.  Except as set forth in this Section 6.5(e) or Section 8.3(a), the Company Board and each committee thereof shall not:

 (i)       withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger or authorize, adopt, approve, recommend, or otherwise declare advisable (publicly or otherwise) any Acquisition Proposal (it being understood that the Company Board may refrain from taking a position with respect to an Acquisition Proposal until the close of business as of the tenth (10th) Business Day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification); or

 (ii)      except if it concurrently terminates this Agreement pursuant to Section 8.3(a), cause or permit the Company to enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement referred to in Section 6.5(a) or Section 6.5(c)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, the Company Board or any appropriate committee thereof may (A) withhold, withdraw, qualify or modify the Company Recommendation or (B) approve, recommend or otherwise declare advisable any Acquisition Proposal or publicly propose to do the foregoing (either of clauses (A) or (B), a “Change of Recommendation”) that the Company Board or any appropriate committee thereof believes in good faith (after consultation with its financial advisor and outside counsel) is (together with any other Acquisition Proposals contemplated by the proviso to the definition of “Superior Proposal”, if any, with respect to which discussions or negotiations remain active) a Superior Proposal (including any Superior Proposal made by an Excluded Party) made after the date hereof (giving effect to all of the adjustments to be offered to Parent pursuant to Section 6.5(h)), if in either the case of clause (A) or (B), the Company Board or any appropriate committee thereof determines in good faith, after consultation with outside counsel, that failure to do so could be inconsistent with its fiduciary duties under applicable law and may also take action pursuant to Section 8.3(a) subject to compliance with this Section 6.5.

 (f)      Certain Permitted Disclosure.  Nothing contained in this Section 6.5 shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company); provided that the Company Board expressly publicly reaffirms the Company Recommendation in such disclosure.

 (g)      Notice.  Within three (3) Business Days following the No-Shop Period Start Date, the Company shall notify Parent of the number of Excluded Parties and provide Parent with a written summary of the material terms and conditions of any Acquisition Proposal received from an Excluded Party and, if applicable, copies of all documents relating thereto received prior to such date (which material terms and conditions do not have to include the identity of the person or group of persons making the Acquisition Proposal). From and after the No-Shop Period Start Date, the Company agrees that it will promptly (and, in any event, within two (2) Business Days) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements, redacted, if necessary, to remove the identity of the person making the proposal or offer or to comply with confidentiality obligations to such person) and thereafter shall keep Parent reasonably informed of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

 (h)      The Company shall not be entitled to effect a Change of Recommendation or to terminate this Agreement under 8.3(a) with respect to a Superior Proposal unless (i) the Company has provided a written notice (a “Notice of Superior Proposal”) to Parent and Merger Sub that the Company intends to take such action and describing the material terms and conditions of the Superior Proposal that is the basis of such action and, if applicable, copies of all documents relating thereto (it being understood that such material terms need not include the identity of the person making such proposal), (ii) during the three (3) Business Day period following Parent’s and Merger Sub’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement, the Financing Commitments and the Guarantees so that such Superior Proposal ceases to constitute a Superior Proposal and (iii) following the end of the three (3) Business Day period, the Board of the Company shall have determined in good faith after consultation with its financial advisor and outside counsel, taking into account any changes to this Agreement, the Financing Commitments and the Guarantees proposed in writing by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a

Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.5(h); provided, however, that references to the three (3) Business Day period above shall be deemed to be references to a two (2) Business Day period).

Section 6.6      Employment and Employee Benefits Matters.

(a)      Without limiting any additional rights that any Company Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries to maintain, for the period commencing at the Effective Time and ending on the last day of the Company’s 2012 fiscal year (the “Protected Period”), the severance-related provisions of the Company Plans set forth in Section 6.6(a) of the Company Disclosure Schedule and to provide 100% of the severance payments and benefits provided thereunder to be delivered to any Company Employee whose employment is terminated during such Protected Period pursuant to circumstances that would give rise to severance payments and benefits under such Company Plans.

(b)      Without limiting any additional rights that any Company Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries to maintain for any Company Employee, during the Protected Period, subject to paragraph (a) above: (i) annual cash compensation levels (such term to mean (A) annual rate of cash base salary and wage rates, as applicable and (B) target cash incentive opportunities (including for participants in the AIP, opportunities based on a specified target percentage of such Company Employee’s annual rate of cash base salary) that are each no less favorable than such annual rates of base salary and wage rates, as applicable and such target cash incentive compensation opportunities maintained for and provided to such Company Employees immediately prior to the Effective Time, and (ii) health and welfare benefits and retirement benefits provided under Company Plans, that for each category in the aggregate are no less favorable than, such health and welfare benefits, and retirement benefits maintained for and provided to such Company Employees immediately prior to the Effective Time.

(c)      As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees full credit for purposes of eligibility, participation, vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans, to the extent this credit would result in a duplication of benefits for the same period of service), under any employee compensation and incentive plans, benefit (including vacation but excluding for purposes of any equity incentive compensation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Effective Time. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA, regardless as to whether or not such Parent Plan is subject to ERISA), Parent or its subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company

Employees under similar plans maintained by the Company and its subsidiaries in the plan year in which the Effective Time occurs.

(d)      From and after the Effective Time, Parent will honor, and will cause its subsidiaries to honor, in accordance with its terms, (i) each existing Company Plan that is an employment, change in control, severance and termination protection plan or agreement of or between the Company or any of its subsidiaries and any officer, director or employee of that company, equity-based or bonus plan, program or agreement and (ii) all obligations pursuant to outstanding restoration plans, equity-based, bonus or bonus deferral plans, programs or agreements and in respect of vested and accrued benefits under any employee benefit plan, program or arrangement of the Company or its subsidiaries and similar employment compensation and benefit arrangements and agreements, in each of the foregoing cases referenced in clauses (i) and (ii) above, to the extent legally binding on the Company or any of its subsidiaries and outstanding as of the Effective Time.

(e)      Parent shall cause the Surviving Corporation and each of its subsidiaries, for a period commencing at the Effective Time and ending ninety days thereafter, to not effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN affecting in whole or in part any site of employment, facility, operating unit or Company Employee, without complying with all provisions of WARN.

(f)      The provisions of Section 6.6(a) and 6.6(b) above shall not apply to any Company Employee who is subject to a collective bargaining agreement set forth on Section 3.11 of the Company Disclosure Schedule (the “CBAs”). The terms and conditions of employment for Company Employees subject to the CBAs shall be governed by the applicable provisions of the CBAs and any successor agreements thereto.

(g)      Nothing in this Section 6.6, express or implied, (i) is intended to confer on any person (including any Company Employee) or entity, other than the parties to this Agreement or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement and (ii) shall constitute an amendment to any Company Plan.

Section 6.7      Directors’ and Officers’ Indemnification and Insurance.

(a)      Without limiting any additional rights that any employee may have under any employment agreement or Company Plan as in effect on the date hereof and which has previously been made available to Parent, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation to, (and in the event the coverage under the directors’ and officers’ liability insurance policies referred to in this Section 6.7 have been fully paid by all applicable carriers or is otherwise not longer available, Parent shall) indemnify and hold harmless each present (as of the Effective Time) and former officer and director of the Company and its subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that an Indemnified Party is or was an officer or director of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation, (A) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification, (B) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (C) the Surviving Corporation shall cooperate in the defense of any such matter.

(b)      The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s Certificate of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c)      Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time, to obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are no less favorable, in the aggregate, as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company or the Surviving Corporation expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance (which annual amount the Company represents and warrants is set forth on Section 6.7(c) of the Company Disclosure Schedule). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving

Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less favorable, in the aggregate, as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable, in the aggregate, as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d)      Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions and benefits of this Section 6.7 shall continue in full effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e)      This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(f)      In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.7.

Section 6.8      Further Action; Efforts.

(a)      Upon the terms and subject to the conditions of this Agreement, each of the parties shall use (x) its reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable (including under any Antitrust Law) to consummate the transactions contemplated by this Agreement as soon as practicable and (ii) do all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable, including: (A) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act; and (B) using reasonable best efforts to defend all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger; and (y) best efforts to resolve any objection asserted with respect to the transactions contemplated under this Agreement under any Antitrust

Law raised by any Governmental Entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

(b)      In furtherance and not in limitation of the provisions of Section 6.8(a), each of the parties, as applicable, agrees to prepare and file as promptly as practicable, and in any event by no later than ten (10) Business Days from the date of this Agreement an appropriate filing of a Notification and Report Form pursuant to the HSR Act and to file as promptly as practicable any filings, notifications or reports required under any Foreign Merger Control Laws. Parent shall pay all filing fees for the filings required under the HSR Act by the Company and Parent.

(c)      If a party receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response which is, at a minimum, in substantial compliance with such request.

(d)      The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

(i)      cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all material communications with such Governmental Entities. In particular, to the extent permitted by law or Governmental Entity, no party will make any notification in relation to the transactions contemplated hereunder without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

(ii)      furnishing to the other party all necessary information that the other party may reasonably request in connection with filings required to be made by such other party under Antitrust Laws;

(iii)      promptly notifying each other of any material communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement and ensuring to the extent permitted by law or Governmental Entity that each of the parties is given the opportunity to attend any meetings with or other appearances before any Governmental Entity with respect to the transactions contemplated by this Agreement;

(iv)      consulting and cooperating with one another in connection with all material analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws; and

(v)      without prejudice to any rights of the parties hereunder, consulting and cooperating in all material respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(e)      In addition, each of the parties shall take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all Antitrust Laws to consummate the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain the expiration of all waiting periods and obtain all other approvals and any other consents required to be obtained in order for the parties to consummate the transactions contemplated by this Agreement.

(f)      Notwithstanding anything to the contrary set forth in this Agreement, the obligations of Parent under Section 6.8(a)(y) to use its best efforts shall mean Parent committing, if necessary, to: (i) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of the Company and any of its subsidiaries; (ii) agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Company and its subsidiaries contemporaneously with or subsequent to the Effective Time; (iii) permitting the Company to sell, divest, or otherwise convey any of the particular assets, categories, portions or parts of assets or business of the Company or any of its subsidiaries prior to the Effective Time; and (iv) licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of the Company or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations of the Company as a condition to obtaining any and all expirations of waiting periods under the HSR Act or consents from any Governmental Entity necessary, to consummate the transactions contemplated hereby. All efforts described in this Section 6.8(f) shall be unconditional and shall not be qualified by best efforts and no actions taken pursuant to this Section 6.8 shall be considered for purposes of determining whether a Material Adverse Effect has occurred.

(g)      Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a party will be provided to the other party on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other party.

Section 6.9      Public Announcements.  The Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company. Notwithstanding the foregoing, nothing in this Section 6.9 shall limit the Company’s or the Company Board’s rights under Section 6.5.

Section 6.10      Anti-Takeover Statutes.  If the restrictive provisions of any Anti-Takeover Statute is or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of Parent, the Company and Merger Sub and their respective boards of directors shall grant all such approvals and take all such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 6.11      Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice. The parties agree and acknowledge that the Company’s, on the one hand, and Parent’s on the other hand, compliance or failure of compliance with this Section 6.11 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) or Section 7.3(b), respectively, shall have been satisfied.

Section 6.12      Rule 16b-3.  Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13      Treatment of Notes; Indentures.

(a)      If requested by Parent, the Company shall use its reasonable best efforts to assist Parent or an affiliate of Parent or the Company, or the Company’s operating subsidiary, Del Monte Corporation, a Delaware corporation (“DMC”), at Parent’s option, in commencing an offer to purchase, and related consent solicitation with respect to, all of the outstanding aggregate principal amount of the 6 3/4% Notes due 2015 and the 7 1/2% Notes due 2019 issued pursuant to the Indentures (as defined below) (collectively, the “Notes”) on the terms and conditions reasonably specified by Parent (including amendments to the terms and provisions of the Indentures (as defined below) as reasonably requested by Parent and reasonably satisfactory to the Company)(the “Debt Offer”). Notwithstanding the foregoing, the closing of the Debt Offer shall be conditioned on the completion of the Merger, shall provide that the Notes shall be accepted for payment by the Surviving Corporation immediately upon the completion of the Merger, and otherwise shall be in compliance with applicable Laws and SEC rules and regulations.

(b)      The Company covenants and agrees that, promptly following the consent solicitation expiration date, assuming the requisite consents are received in the consent solicitation constituting part of the Debt Offer, each of the Company and its applicable subsidiaries as is necessary shall (and shall use their commercially reasonable efforts to cause the applicable trustee to) execute supplemental indentures in form reasonably satisfactory to the Company to (i) the Indenture, dated as of October 1, 2009, among DMC, as issuer, the Company, The Meow Mix Company, LLC, Meow Mix Decatur Productions I, LLC, as guarantors, and The Bank of New York Mellon Trust Company, N.A. (as amended or supplemented, the “2009 Indenture”) and (ii) the Indenture, dated as of February 8, 2005, among DMC, as issuer, the Company, Mike Mac IHC, Inc., Star-Kist Samoa, Inc., Star-Kist Mauritius, Inc. and Marine Trading Pacific, Inc., as guarantors, and Deutsche Bank Trust Company Americas (as amended or supplemented, the “2005 Indenture” and, together with the 2009 Indenture, the “Indentures”), which supplemental indentures shall implement the amendments described in the offer to purchase, related letter of transmittal, and other related documents (collectively, the “Offer Documents”) and shall become operative only concurrently with the Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offer). Concurrent with the Effective Time, Parent shall cause the Surviving Corporation to accept for payment and thereafter promptly pay for the Notes that have been properly tendered and not properly withdrawn pursuant to the Debt Offer and in accordance with the Debt Offer.

(c)      Parent shall prepare all necessary and appropriate documentation in connection with the Debt Offer, including the Offer Documents, and provide the Company with a reasonable opportunity to comment on such documents. Parent and the Company shall, and shall cause their respective subsidiaries to and shall use their respective reasonable best efforts to cause their respective Representatives to, reasonably cooperate with each other in the preparation of the Offer Documents. The Offer Documents (including all amendments or supplements) and all mailings to the holders of the Notes in connection with the Debt Offer shall be subject to the prior review of the Company and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of the Debt Offer any information in the Offer Documents should be discovered by the Company and its subsidiaries, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use reasonable best efforts to promptly notify the other party, following which an appropriate amendment or supplement describing such information shall be prepared and disseminated to the holders of the Notes.

Section 6.14    Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 6.15    Financing.

(a)      Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in or contemplated by the Debt Financing Commitments and shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under the Debt Financing Commitments without the prior written consent of the Company if such amendments, modifications or waivers would or would reasonably be expected to (w) reduce the aggregate amount of the Debt Financing below the amount required to consummate the Merger and repay or refinance the debt contemplated in this Agreement or the Financing Commitments, (x) impose new or additional conditions to the receipt of the Debt Financing, (y) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (z) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Financing Commitments (provided, that, for the avoidance of doubt, Parent and Merger Sub may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities, if the addition of such additional parties, individually or in the aggregate, would not prevent or materially delay or impair the availability of the financing under the Debt Financing Commitments or the consummation of the transactions contemplated by this Agreement), including using reasonable best efforts to (i) maintain in effect the Debt Financing Commitments, (ii) satisfy on a timely basis all conditions and covenants applicable to Parent and Merger Sub in the Debt Financing Commitments (including by consummating the financing pursuant to the terms of the Equity Financing Commitments) and otherwise comply with its obligations thereunder, (iii) enter into definitive agreements with respect thereto on the terms and conditions (including the flex provisions) contemplated by the Debt Financing Commitments (or terms and conditions no less favorable, in the aggregate, to Parent and Merger Sub (in the reasonable judgment of Parent) than the terms and conditions in the Debt Financing Commitments), (iv) in the event that all conditions in the Debt Financing Commitments (other than the availability or funding of any Equity Financing) have been satisfied, consummate the Debt Financing at or prior to Closing, (v) enforce its rights under the Debt Financing Commitments and (vi) in the event that all conditions in the Debt Financing Commitments (other than the availability or funding of any Equity Financing) have been satisfied, cause the lenders and other persons providing Debt Financing to fund on the Closing Date the Debt Financing required to consummate the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice: (A) of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or material default) by any party to any Financing Commitment or definitive document related to the Financing of which Parent or Merger Sub become aware; (B) of the receipt of any written notice or other written communication from any party to any Financing Commitment with respect to any breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Financing or any provisions of the Financing Commitment or any definitive document related to the Financing; and (C) if Parent or Merger Sub will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitment or the definitive documents related to the Financing. As soon as reasonably practicable, after the date the Company delivers Parent or Merger Sub a written request, Parent and Merger Sub shall provide notice of the circumstances referred to in clauses (A), (B) or (C) of the immediately preceding sentence. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to arrange and obtain alternative debt financing from alternative debt sources in an amount sufficient to consummate the transactions contemplated by this Agreement upon terms and conditions not less favorable, taken as a whole, to Parent and Merger Sub (in the reasonable judgment of Parent) than those in the Debt Financing Commitments as promptly as practicable following the occurrence of such event but no later than the Business Day immediately prior to the Closing Date. For the avoidance of doubt, in no event shall any Guarantor be required to provide any financing other than equity financing, which equity shall in no event exceed the amount set forth in its respective Equity Commitment Letter, and in no event shall Parent or Merger Sub be required to seek or obtain equity financing other than the Equity Financing. For purposes of this Agreement, “Marketing Period” shall mean the first period of twenty (20) consecutive calendar days throughout which (x) Parent shall have all of the Required Financial Information and (y) the conditions set forth in Sections 7.1 shall be satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such twenty (20) consecutive calendar day period (provided, with respect to Section 7.2(b), only failures to perform or comply with agreements contained in this Agreement that would impair the ability of Parent and Merger Sub to arrange the Debt Financing shall be considered for purposes of determining whether such condition has been satisfied); provided that the Marketing Period will not be deemed to commence if prior to the completion of the Marketing Period, (x) the Company’s auditors shall have withdrawn their audit opinion contained in the Required Financial Information or (y) the financial statements included in the Required Financial Information that is available to Buyer on the first day of any such 20 consecutive day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 20 consecutive day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 20 day period, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of updated Required Financial Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 20 day period; provided that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is obtained; provided, further, that if the Company shall in good faith reasonably believe it has delivered the Required Financial Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in that notice unless Parent in good faith reasonably believes the Company has not completed delivery of the Required Financial Information and, within three Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Financial Information Parent reasonably believes the Company has not delivered). Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing.

(b)      Prior to the Closing, the Company shall use reasonable best efforts and shall cause its subsidiaries to use reasonable best efforts, and shall use its reasonable best efforts to cause its respective Representatives to, provide to Parent and Merger Sub, at Parent’s sole expense, all reasonable cooperation reasonably requested by Parent that is necessary in connection with the Financing, including (i) furnishing Parent and Merger Sub and their Financing sources (by a date that is not later than forty (40) calendar days after the end of any fiscal quarter after the date hereof that is not a fiscal year end, in respect of unaudited quarterly financial statements required pursuant to this Section 6.15(b)), with the unaudited consolidated balance sheet of the Company as of October 31, 2010 (and as of the end of any subsequent quarterly period that is not a fiscal year end ended no less than forty (40) calendar days prior to the Closing Date) and the related unaudited statements of income and cash flows, which shall have been reviewed by the Company’s accountants as provided in SAS 100 (provided that such financial statements shall be deemed delivered to Parent and Merger Sub upon filing thereof with the SEC) and (C) such other financial and other information as Parent shall reasonably request in order to consummate the Debt Financing, including all Company information, financial statements and financial data of the type required in registration statements on Form S-1 by Regulation S-X and Regulation S-K under the Securities Act (subject to exceptions customary for private placements pursuant to Rule 144A promulgated under the Securities Act) and of a type and form customarily included in private placements pursuant to Rule 144A under the Securities Act for financings similar to the Financing and subject to exceptions customary for such financings (including, to the extent applicable with respect to such financial statements, the report of the Company’s auditors thereon and related management discussion and analysis of financial condition and results of operations) (information required to be delivered pursuant to this clause (i) being referred to as, the “Required Financial Information”), (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing, (iii) assisting with the preparation of materials for rating agency presentations, bank information memoranda, offering documents, private placement memoranda and similar documents required in connection with the Financing (including requesting any consents of accountants for use of their reports in any materials relating to the Financing and the delivery of one or more customary representation letters), (iv) using reasonable best efforts to obtain accountants’ comfort letters and legal opinions as reasonably requested by Parent and facilitate the pledging of collateral in connection with the Financing, including, executing and delivering any documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company with respect to solvency matters as of the Closing, on a pro forma basis), (v) causing the taking of corporate actions (subject to the occurrence of the Closing) by the Company and its subsidiaries reasonably necessary to permit the completion of the Financing, (vi) facilitating the execution and delivery at the Closing of definitive documents related to the Financing on the terms contemplated by the Debt Financing Commitments, and (vii) cooperating with consultants or others engaged to undertake field examinations and appraisals, including furnishing information to such persons in respect of accounts receivable, inventory and other applicable assets; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its subsidiaries; provided, further, that neither the Company nor any of its subsidiaries shall be required to commit to take any action that is not contingent upon the Closing (including the entry into any agreement) or that would be effective prior to the Effective

Time. None of the Company or any of its subsidiaries shall be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing, or the Debt Offering, prior to the Effective Time. Parent shall indemnify and hold harmless the Company, its subsidiaries and the Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 6.15(b)) and any information utilized in connection therewith (other than historical information relating to the Company or its subsidiaries or other information furnished by or on behalf of the Company or its subsidiaries) and in connection with the Debt Offer. Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its subsidiaries in connection with this Section 6.15(b) and in connection with the Debt Offer. The Company hereby consents to the reasonable use of the Company’s and its subsidiaries’ logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its subsidiaries or the reputation or goodwill of the Company or any of its subsidiaries or any of their logos and on such other customary terms and conditions as the Company shall reasonably impose.

(c)      In no event shall Parent or any of its controlled affiliates (which for purposes of this Section 6.15(c) shall be deemed to include the Guarantors and the active investment funds affiliated with any of the Guarantors), directly or indirectly, enter into any Contract, without the prior consent of the Company, (i) awarding any agent, broker, investment banker, financial advisor or other firm or person any financial advisory role on an exclusive basis (or until the No-Shop Period Start Date, any firm or person other than Centerview Partners on a non-exclusive basis) or (ii) engaging any bank or investment bank or other potential provider of debt financing on an exclusive basis (or otherwise on terms that prevent such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or its subsidiaries), in the case of clauses (i) and (ii), in connection with the Merger or the other transactions contemplated hereby. Until the No-Shop Period Start Date, neither Parent nor any of its controlled affiliates shall, directly or indirectly, seek or obtain any equity commitments or equity financing in respect of the Merger or any of the other transactions contemplated hereby, or provide any information in respect thereof to any potential investor in Parent other than as set forth in the Equity Financing Commitments, as in effect on the date hereof; provided, however, Parent and its controlled affiliates and their respective representatives may seek and obtain equity commitments and equity financing (and provide such persons confidential information in connection therewith provided such persons agree on customary terms to keep such information confidential) at any time from (i) any limited partners of the active investment funds, managed accounts affiliated with any of the Guarantors or an investor in a vehicle controlled or managed by an affiliate of the Guarantors and (ii) any other person to which any of the Guarantors or any of their respective affiliates are obligated to offer the opportunity to invest in connection with transactions similar to the transactions contemplated by this Agreement. Subject to this Section 6.15(c), the Company hereby agrees that Parent and each counterparty thereto shall not be bound by its obligations under each Confidentiality Agreement not to provide confidential information to or enter into discussions, agreements, arrangements or understandings with potential sources of debt or equity financing with respect to the Merger and the other transactions contemplated by this Agreement, provided that such sources of financing agree on customary terms to keep such information confidential.

(d)      Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article VII.

Section 6.16    Stock Exchange Delisting.  Each of the Company and Parent shall take such actions reasonably required prior to the Effective Time to cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

Section 6.17    Parent Vote.

(a)      Parent shall be present for the purposes of a quorum and shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares beneficially owned by it or any of its subsidiaries or with respect to which it or any of its subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of the Company by consent in lieu of a meeting).

(b)      Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting the Agreement.

ARTICLE VII

CONDITIONS OF MERGER

Section 7.1      Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)      Stockholder Approval.  This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Company.

(b)      Regulatory Consents.  The (i) waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated, (ii) approval of the Merger by the European Commission shall have been granted pursuant to the Council Regulation (EC) No 139/2004 of the European Union, as amended; and (iii) approval of the Merger by China’s Ministry of Commerce shall have been granted and/or deemed to have been granted by expiration of the applicable waiting period pursuant to the China Anti-Monopoly Law.

(c)      Orders.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

Section 7.2      Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a)      Representations and Warranties.  (i) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Material Adverse Effect (other than the representation and warranty set forth in Section 3.3(a)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had a Material Adverse Effect; (iii) the representation and warranty set forth in Section 3.3(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

(b)      Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

Section 7.3      Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a)      Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date unless such failures to be true and correct has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.

(b)      Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

Section 7.4      Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.2 or 7.3, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Sections 6.8 and 6.15.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1      Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

Section 8.2      Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by May 22, 2011, whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) (such date the “Termination Date”); (b) the Stockholders Meeting shall have been held and completed and adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at such Stockholders Meeting or at any adjournment or postponement thereof; or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a)), provided, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have primarily contributed to the occurrence of the failure of a condition to the consummation of the Merger.

Section 8.3      Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned by written notice of the Company:

(a)      at any time prior to the time the Company Requisite Vote is obtained, if (i) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into one or more Alternative Acquisition Agreements with respect to a Superior Proposal; (ii) immediately prior to or substantially concurrently with the termination of this Agreement the Company enters into one or more Alternative Acquisition Agreements with respect to a Superior Proposal; and (iii) the Company immediately prior to or substantially concurrently with such termination pays to Parent or its designees in immediately available funds any fees required to be paid pursuant to Section 8.5; or

(b)      if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) calendar days after written notice thereof is given by the Company to Parent or (ii) two (2) Business Days prior to the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(b) if it is then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.1, 7.2(a) or 7.2(b) not to be capable of being satisfied;

(c)      if all of the conditions set forth in Sections 7.1 and 7.2 have been and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within two (2) Business Days of the date the Closing should have occurred pursuant to Section 1.2 and the Company stood ready and willing to consummate on that date.

Section 8.4      Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by written notice of Parent if (a) the Company Board (i) shall have made a Change of Recommendation, (ii) fails to include in the Proxy Statement when mailed, the Company Recommendation or (iii) fails to recommend against acceptance of a tender or exchange offer for any outstanding shares of capital stock of the Company that constitutes an Acquisition Proposal (other than by Parent or any of its affiliates), including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, within 10 Business Days after commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act); (b) the Company enters into an Alternative Acquisition Agreement; or (c) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied and such breach cannot be or is not cured prior to the earlier of (i) thirty (30) calendar days after written notice thereof is given by Parent to the Company or (ii) two (2) Business Days prior to the Termination Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to Section 8.4(c) if Parent is then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.1, 7.3(a) or 7.3(b) not to be capable of being satisfied.

Section 8.5      Effect of Termination and Abandonment.

(a)      In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any person on the part of any party hereto (or of any of its Representatives or affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein and subject to Section 8.5(d) (including the limitation on liability set forth therein), no such termination shall relieve any party hereto of any liability for damages to the other party hereto resulting from knowing and intentional material breach of this Agreement and (ii) the provisions set forth in this Section 8.5, Section 8.6, Section 6.15(b) (with respect to Parent’s reimbursement and indemnification obligations) and Section 9.1, the Confidentiality Agreements and the Guarantees (to the extent set forth therein) shall survive the termination of this Agreement.

(b)      In the event that:

(i)      (x) before obtaining the Company Requisite Vote, this Agreement is terminated pursuant to Section 8.2(a) or Section 8.2(b) or Section 8.4(c), (y) any person shall have made and publicly disclosed an Acquisition Proposal after the date of this Agreement but prior to such termination, and such Acquisition Proposal shall not have been publicly withdrawn prior to such termination or, with respect to a termination pursuant to Section 8.2(b), at least 10 Business Days prior to the Stockholders Meeting and (z) prior to or within nine (9) months of such termination the Company shall have consummated any Acquisition Proposal (in each case whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (y)) (provided that for purposes of this clause (z) the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii)      this Agreement is terminated by Parent pursuant to Section 8.4(a) or 8.4(b); or

(iii)     this Agreement is terminated by the Company pursuant to Section 8.3(a);

then the Company shall (A) in the case of clause (i) above, within two (2) Business Days after the date on which the Company consummates the Acquisition Proposal referred to in subclause (i)(z) above, (B) in the case of clause (ii) above, no later than two (2) Business Days after the date of such termination, and (C) in the case of clause (iii) above, immediately prior to or substantially concurrently with such termination, pay Parent or its designee the Termination Fee (as defined below) by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion). “Termination Fee” shall mean (A) an amount equal to $60,000,000 if the Termination Fee becomes payable in connection with the Company entering into an Alternative Acquisition Agreement with an Excluded Party, and (B) an amount equal to $120,000,000 in all other circumstances (in the case of (A) or (B), less any Parent Expenses previously paid by the Company pursuant to Section 8.6).

(c)      In the event that this Agreement is terminated pursuant to:

 (i)      Section 8.3(b); or

 (ii)      Section 8.3(c);

then Parent shall within two (2) Business Days after the date of such termination, pay or cause to be paid to the Company an amount equal to $249,000,000 (the “Parent Fee”) by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Parent Fee on more than one occasion).

(d)      The parties acknowledge that the agreements contained in Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) or Section 8.6 or Parent fails to promptly pay the amount due pursuant to Section 8.5(c), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.5(b) or Section 8.6 or any portion thereof or a judgment against Parent for the amount set forth in Section 8.5(c) or any portion thereof, the Company shall pay to Parent’s or Merger Sub’s designee, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, (i)(x) the Company’s right to terminate this Agreement and receive the Parent Fee pursuant to this Section 8.5 (including the right to enforce the Guarantees with respect thereto) shall, subject to Section 9.10, be the sole and exclusive remedy of the Company and its affiliates against Parent, Merger Sub, the Guarantors, the financing sources under the Debt Financing Commitments and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, employees, representatives or agents (“Parent Related Parties”; provided, that for the avoidance of doubt, the term “Parent Related Parties” shall not include Parent, Merger Sub or any of their subsidiaries) for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith, in each case, in any circumstance in which the Company is permitted to terminate this Agreement and receive the Parent Fee pursuant to this Section 8.5 and upon payment of such amounts, none of Parent, Merger Sub, the Guarantors, the financing sources under the Debt Financing Commitments or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, employees, representatives or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that such parties shall remain obligated for, and the Company and its subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreements, any reimbursement obligations of Parent pursuant to the first sentence of this Section 8.5(d) and the indemnification, reimbursement and expense obligations of Parent contained in Section 6.15(b)), the Guarantees, the Equity Commitment Letters or in respect of any other document or theory of law or equity or in respect of oral representations made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise and (y) in connection with any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith, in each case, other than in a circumstance in which the Company is permitted to terminate this Agreement and receive the Parent Fee pursuant to this Section 8.5, the Company agrees that the maximum aggregate liability of Parent and Merger Sub shall be limited to an amount equal to the amount of the Parent Fee, and in no event shall the Company seek to recover any money damages in excess of such amount (except that such parties shall remain obligated for, and the Company and its subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreements, any reimbursement obligations of Parent pursuant to the first sentence of this Section 8.5(d) and the indemnification, reimbursement and expense obligations of Parent contained in Section 6.15(b)), and (ii) if Parent has the right to receive the Termination Fee from the Company pursuant to this Section 8.5, the Termination Fee shall, subject to Section 9.10, be the sole and exclusive remedy of Parent, Merger Sub, the Guarantors and their respective affiliates against the Company, its subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, affiliates, employees, representatives or agents for any loss suffered as a result of any breach of any covenant or agreement in this Agreement giving rise to or associated with such termination, and upon payment of such amounts, none of the Company, its subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, affiliates, employees, representatives or agents shall have any further liability or obligation relating to or arising out of any such loss (except for any reimbursement and expense obligations of the Company pursuant to the first sentence of this Section 8.5(d)).

Section 8.6    Expenses.  Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Expenses incurred in connection with the printing, filing and mailing of the Proxy Statement shall be shared equally by Parent and the Company. Notwithstanding the foregoing, in the event of termination of this Agreement by (i) either party pursuant to Section 8.2(b) (or a termination by the Company pursuant to a different section of Section 8.2 at a time when this Agreement was terminable pursuant to Section 8.2(b)) or (ii) Parent pursuant to Section 8.4(c), then the Company shall promptly, but in no event later than three (3) Business Days after being notified of such by Parent in the case of clauses (i) and (ii) of this Section 8.6, pay Parent’s designee all of the documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by Parent, Merger Sub and their respective affiliates in connection with this Agreement and the transactions contemplated by this Agreement (the “Parent Expenses”) up to a maximum amount of $15,000,000, by wire transfer of same day funds.

Section 8.7    Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.8    Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1    Non-Survival of Representations, Warranties, Covenants and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein to the extent that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this Article IX.

Section 9.2    Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by electronic email (“e-mail”) transmission (so long as a receipt of such e-mail is requested and received) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)     if to Parent or Merger Sub:

Kohlberg Kravis Roberts & Co. L.P.

9 West 57th St., Suite 4200

New York, New York 10019

Attention: Simon Brown

Facsimile: (212) 750-0003

E-Mail: Simon.Brown@kkr.com

c/o:

Vestar Capital Partners V, L.P.

c/o Vestar Capital Partners

245 Park Avenue

41st Floor

New York, New York 10167

Attention: Brian K. Ratzan and Steven Della Rocca

Facsimile: 212-808-4922

E-Mail: bratzan@vestarcapital.com

             sdellarocca@vestarcapital.com

c/o:

Centerview Partners, L.P.

c/o Centerview Partners

16 School Street

Rye, New York 10580

Attention: David Hooper

Facsimile: (914) 921-4816

E-Mail: dhooper@centerviewpartners.com

with an additional copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Marni J. Lerner, Esq.

Facsimile: (212) 455-2502

E-mail: mlerner@stblaw.com

(b)     if to the Company:

Del Monte Foods Company

One Market @ The Landmark

San Francisco, CA 94105

Attention: General Counsel

Facsimile: 415-247-3263

E-mail: James.Potter@delmonte.com

with an additional copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Dennis J. Friedman, Esq.

                 Eduardo Gallardo, Esq.

Facsimile: 212-351-3900

E-mail: DFriedman@gibsondunn.com

             EGallardo@gibsondunn.com

Section 9.3    Certain Definitions.  For purposes of this Agreement, the term:

(a)      “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b)      “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition;

(c)      “beneficially owned” with respect to any Shares has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act;

(d)      “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York;

(e)      “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(f)      “Intellectual Property” means U.S. and foreign intellectual property, including all of the following to the extent subject to protection under applicable law (i) (a) patents, inventions, processes, developments, technology and know-how; (b) copyrights, including copyrights in and works of authorship in any media, including graphics, advertising materials, labels, package designs and photographs; (c) trademarks, service marks, trade names, brand names, domain names, logos, trade dress and other source indicators; (d) trade secrets, confidential, proprietary or non-public information and (ii) all registrations, applications renewals, extensions, substitutions, continuations, continuations-in-part, divisions, re-issues, re-examinations, foreign counterparts or similar legal protections related thereto;

(g)      “knowledge” (i) with respect to the Company means the actual knowledge of any of the persons listed in Section 9.3(g)(i) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the officers of Parent;

(h)      “Material Adverse Effect” means any event, change, occurrence or developments or effect that would have or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than , any event, change, occurrence or developments or effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) changes or developments in any of the industries in which the Company or its subsidiaries operate, (iii) changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof, (iv) any change in the price or trading volume of the Shares, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (v) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (vi) any outbreak or escalation of hostilities or war or any act of terrorism, (vii) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any person with respect to this Agreement, and including any termination of, reduction in or other negative impact on relationships or dealings, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement (provided, that the exceptions in this clause (vii) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 3.5, and to the extent related thereto, the condition in Section 7.1(a)), (viii) the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (ix) any action taken by the Company, or which the Company causes to be taken by any of its subsidiaries (other than pursuant to Section 5.1), in each case which is required by this Agreement or (x) any actions taken (or omitted to be taken (other than pursuant to Section 5.1)) at the request of Parent or Merger Sub, except in the case of each of clauses (i) through (iii) and (vi), to the extent such changes have a disproportionately adverse impact on the Company and its subsidiaries, taken as a whole, relative to other industry participants;

(i)      “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity;

(j)      “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

(k)      “Taxes” shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign; and

(l)      “Tax Return” shall mean any return, report or statement (including information returns) required to be filed with or provided to any Governmental Entity or other person, or maintained, with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

Section 9.4      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in Section 8.5(d) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Financing Commitments or the Guarantees.

Section 9.5      Entire Agreement; Assignment.  This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, the Equity Financing Commitments, the Confidentiality Agreements and the Guarantees constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties.

Section 9.6      Parties in Interest.  Except as provided in Section 6.7, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.7 shall not arise unless and until the Effective Time occurs. In addition, debt financing sources under the Debt Financing Commitments shall be considered third party beneficiaries with respect to Section 8.5(d), Section 9.4, Section 9.11 and Section 9.13 and Parent Related Parties shall be considered third party beneficiaries with respect to Section 8.3 and Section 9.14. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.8 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

Section 9.8      Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.9      Counterparts.  This Agreement may be executed and delivered (including by facsimile, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10    Specific Performance.  The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing, the parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance (i) to enforce specifically the terms and provisions of, and to prevent or cure breaches of Sections 6.8 and 6.15 by Parent or Merger Sub, and (ii) to cause Parent and/or Merger Sub to draw down the full proceeds of the Equity Financing and to cause Parent or Merger Sub to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement, if, but only if (with respect to this clause (ii)), (A) all conditions in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, (B) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (C) the Debt Financing (or, if alternative financing is being used in accordance with Section 6.15, pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (D) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. Notwithstanding anything herein to the contrary, it is hereby acknowledged and agreed that the Company shall be entitled to seek specific performance to cause Parent and Merger Sub to enforce the terms of the Debt Financing Commitment, including by demanding Parent and/or Merger Sub file one or more lawsuits against the sources of Debt Financing to fully enforce such sources’ obligations thereunder and Parent’s and Merger Sub’s rights thereunder, only in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), and Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2 and (ii) all of the conditions to the consummation of the financing provided by the Debt Financing Commitment (or, if alternative financing is being used in accordance with Section 6.15, pursuant to the commitments with respect thereto) have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing). Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. For the avoidance of doubt, under no circumstances will the Company be entitled to monetary damages in excess of the aggregate amount of (A) the Parent Fee, (B) any reimbursement obligation of Parent pursuant to the first sentence of Section 8.5(d) and (C) the indemnification, reimbursement and expense obligations of Parent contained in Section 6.15(b). Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this

Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Until such time as Parent pays the Parent Fee, the remedies available to the Company pursuant to this Section 9.10 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate this Agreement and collect the Parent Fee under Section 8.5.

Section 9.11    Jurisdiction.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. The parties hereby further agree that New York state or United States Federal courts sitting in the borough of Manhattan, City of New York shall have exclusive jurisdiction over any action brought against any financing source under the Debt Financing Commitments in connection with the transactions contemplated under this Agreement.

Section 9.12    Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 9.13    WAIVER OF JURY TRIAL.  EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY SUCH ACTION INVOLVING THE FINANCING SOURCES UNDER THE DEBT FINANCING COMMITMENTS) OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 9.14    No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Related Party (other than the Guarantors to the extent set forth in the Guarantees or Equity Commitment Letters and other than the parties to the Confidentiality Agreements to the extent set forth in the Confidentiality Agreements) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent or Merger Sub hereunder, in no event shall the Company or any of its affiliates, and the Company agrees not to and to cause its affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party (other than payment of the Guarantors to the extent set forth in the Guarantees).

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BLUE ACQUISITION GROUP, INC.

By:	/s/ Simon Brown
Name: Simon Brown
Title: President & Chief Executive Officer

BLUE MERGER SUB INC.

By:	/s/ Simon Brown
Name: Simon Brown
Title: President & Chief Executive Officer

DEL MONTE FOODS COMPANY

By:	/s/ David L. Meyers
Name: David L. Meyers
Title: Executive Vice President Administration and Chief Financial Officer

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